EXHIBIT 99.1

ARIAD Initiates First Clinical Trial of Oral AP23573 in Patients with
                  Relapsed and/or Refractory Cancers

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 26, 2005--

       Study Focuses On Safety, Dosing, Anti-cancer Activity and
                           Bioavailability

    ARIAD Pharmaceuticals, Inc. (Nasdaq:ARIA) today announced initiation of enrollment of patients with relapsed and/or refractory cancers in the first multi-center Phase 1b clinical trial of the oral dosage form of its novel mTOR inhibitor, AP23573, which was recently designated as a fast-track product by the U.S. Food and Drug Administration for the treatment of sarcomas. Oral administration (tablets) should permit greater flexibility in dosing and greater convenience for patients, reducing dependency on a hospital or clinic based treatment regimen.
    This non-randomized, dose-escalation study will evaluate the safety, anti-cancer activity, pharmacokinetics, and bioavailability of AP23573 tablets administered in three different oral dosing regimens. Up to approximately 150 cancer patients will be enrolled in the trial at three to five leading cancer centers in the United States.
    An intravenous dosage form of AP23573 is currently being studied in multiple Phase 2 and 1b clinical trials in patients with hematologic malignancies and solid tumors, including bone and soft-tissue sarcomas, prostate, breast, ovarian, non-small-cell lung and brain cancers. In studies conducted to date, AP23573 has exhibited a favorable safety profile and broad anti-cancer activity.
    "The initiation of patient enrollment in the first clinical trial of our newly developed oral dosage form of AP23573 represents another major milestone for ARIAD," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Based on the clinical results and patient benefit seen to date with the intravenous form of AP23573, we expect to move quickly through this oral bridging study which should allow us to proceed with one or both dosage forms in key registration trials."
    "The availability of both dosage forms should provide added flexibility and therapeutic options as we develop AP23573 as a fast-track product for patients with sarcoma," said Camille L. Bedrosian, chief medical officer of ARIAD.

    About AP23573

    The small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Growth Factor (VEGF) in tumor and endothelial cells. AP23573 also blocks the proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and reblockage of injured arteries, and is an analog of sirolimus, another mTOR inhibitor that has been approved for use in drug-eluting stents. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated a fast-track product by the U.S. Food and Drug Administration for the treatment of soft tissue and bone sarcomas.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the Web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the timing and actual research and development expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture our product candidates on a commercial scale or to supply our product candidates to our collaborator for use in its product candidates, risks and uncertainties regarding our and our collaborator's ability to successfully enroll and conduct preclinical and clinical studies of product candidates, including our product candidate to treat cancer described in this release and our collaborator's medical device product candidates to treat vascular disease, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or our collaborator's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and our collaborator's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including litigation concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on our collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Investors:
             Tom Pearson, 617-621-2345
             or
             Media:
             Pure Communications:
             Andrea Johnston, 910-681-1088